EXHIBIT 99.1

Spirit Airlines Reports Second Quarter 2018 Results

MIRAMAR, Fla., July 25, 2018 - Spirit Airlines, Inc. (NYSE: SAVE) today reported second quarter 2018 financial results.

•	GAAP net income for the second quarter 2018 was $11.3 million ($0.16 per diluted share), or $75.7 million ($1.11 per diluted share)[1] excluding special items.

•	GAAP operating margin for the second quarter 2018 was 12.7 percent, or 13.3 percent excluding special items[1].

•	Spirit ended the second quarter 2018 with unrestricted cash, cash equivalents, and short-term investments of $914.1 million.

“Our team delivered excellent operational performance during the second quarter 2018, achieving a DOT on-time performance of 79.6 percent - the best second quarter performance in our Company’s history.  Despite paying materially higher fuel prices, our second quarter earnings results exceeded our expectations due to strong ancillary revenue production and better-than-expected cost performance,” said Robert Fornaro, Spirit’s Chief Executive Officer. "Our commitment to grow ancillary revenue, deliver excellent operational reliability, and improving our overall guest experience while maintaining our low cost structure positions us well to drive returns for our shareholders."

“In addition to running a great operation during the quarter and outperforming on our cost expectations, we are excited about our upcoming network additions. During the quarter, we announced a major international expansion from Orlando to 11 destinations in Latin America and the Caribbean that we believe will nicely complement our existing international services,” said Ted Christie, Spirit’s President and Chief Financial Officer.  "Looking ahead to the third quarter, we expect the trend of year-over-year improvement in non-ticket revenue per passenger segment to continue.  We believe this, together with a continued strong demand environment, will allow us to deliver solid year-over-year TRASM improvement in the third quarter 2018.”

Revenue Performance
For the second quarter 2018, Spirit's total operating revenue was $851.8 million, an increase of 21.6 percent compared to the second quarter 2017, driven by an 18.9 percent increase in flight volume.

Total revenue per available seat mile ("TRASM") for the second quarter 2018 decreased 6.8 percent compared to the same period last year. An increase in average stage length and the calendar shift of Easter contributed approximately 520 basis points to the Company's second quarter 2018 TRASM decline.

On a per passenger flight segment basis, total revenue for the second quarter 2018 was $112.76, flat compared to the second quarter last year. Non-ticket revenue per passenger flight segment increased 3.0 percent to $54.572 and fare revenue per passenger flight segment decreased 2.8 percent to $58.19.

Cost Performance

For the second quarter 2018, total GAAP operating expenses, including special items of $4.8 million3, increased 30.7 percent year over year to $743.3 million. Adjusted operating expenses for the second quarter 2018 increased 30.1 percent year over year to $738.4 million4. These changes were primarily driven by increases in flight volume, fuel rates, and salaries, wages and benefits.

Aircraft fuel expense increased in the second quarter 2018 by 73.0 percent, compared to the same period last year, due to a 39.8 percent increase in the cost of fuel per gallon and a 24.1 percent increase in fuel gallons consumed.

Spirit reported second quarter 2018 cost per available seat mile ("ASM"), excluding special items and fuel (“Adjusted CASM ex-fuel”), of 5.17 cents4, a decrease of 11.3 percent compared to the same period last year. Better operational performance was a large driver of this improvement and resulted in lower passenger re-accommodation expense and lower crew disruption expense per ASM (both recorded within other operating expenses), as well as improved labor productivity and efficiency, which helped to partially offset the impact of higher wage rates. Additionally, aircraft rent per ASM was lower year over year, primarily due to the elimination of lease expense related to the 14 aircraft the Company purchased off-lease during the quarter.

Fleet
Spirit took delivery of one new A320ceo aircraft during the second quarter 2018, ending the quarter with 119 aircraft in its fleet.

Aircraft Purchase Agreement
On March 28, 2018, the Company entered into an aircraft purchase agreement to purchase 14 A319 aircraft, which were previously operated by the Company under operating lease agreements. Upon execution of the agreement, the lease agreements associated with these aircraft were classified as capital leases on the balance sheet at lower of cost or fair value. The difference between the resulting capital lease obligation and the purchase price was accreted as interest expense in special charges, non-operating in the statement of operations, through the closing of each individual purchase. All the transactions were completed prior to June 30, 2018. The amount of special charges, non-operating recognized for the three months ending June 30, 2018 related to these agreements was $79.4 million.

New Routes
Seattle - Fort Lauderdale (04/12/2018)*
Seattle - Chicago (04/12/2018)*
Seattle - Dallas (04/12/2018)*
Seattle - Minneapolis (04/12/2018)*
Tampa - Las Vegas (04/12/2018)
Tampa - Los Angeles (04/12/2018)*
Orlando - Las Vegas (04/12/2018)
Minneapolis - Myrtle Beach (04/12/2018)*
Fort Lauderdale - Cap-Haïtien, Haiti (04/12/2018)
Fort Lauderdale - Kingston, Jamaica (04/12/2018)**
Atlantic City - New Orleans (04/13/2018)*
Detroit - San Diego (04/23/2018)*
Fort Lauderdale - St. Maarten, U.S. Virgin Islands (05/05/2018)***
Fort Lauderdale - St. Croix, U.S. Virgin Islands (05/24/2018)

* Indicates seasonal service
** Indicates expanded seasonal daily service
*** Indicates resumed service

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results tomorrow, July 26, 2018, at 9:30 a.m. ET. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under Webcasts & Presentations for 60 days.

About Spirit Airlines:
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky while providing an extraordinary Guest experience.  We are the leader in providing customizable travel options starting with an unbundled fare.  This allows every Guest to pay only for the options they choose - like bags, seat assignments, and refreshments - something we call Á La Smarte.  We make it possible for our Guests to venture further, travel more often, and discover more than ever before.  Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S.  We operate more than 500 daily flights to 67 destinations in the U.S., Latin America, and the Caribbean, and are dedicated to giving back and improving the communities we serve.  Come save with us at www.spirit.com. At Spirit Airlines, we go.  We go for you.

Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating Income to GAAP Net Income" table below for more details.
(2) See "Calculation of Total Non-ticket Revenue per Passenger Segment" table below for more details.

(3)	See "Special Items" table for more details.
(4) See "Reconciliation of Adjusted Operating Expense to GAAP Operating Expense" table below for more details.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. References in this report to “Spirit,” “we,” “us,” “our,” or the “Company” shall mean Spirit Airlines, Inc., unless the context indicates otherwise. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Condensed Statement of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
	2018	2017	Change	2018	2017	Change
Operating revenues:
Passenger	$836,350	$680,880	22.8	$1,525,491	$1,253,167	21.7
Other	15,421	19,305	(20.1)	30,418	36,975	(17.7)
Total operating revenues	851,771	700,185	21.6	1,555,909	1,290,142	20.6

Operating expenses:
Aircraft fuel	246,180	142,294	73.0	450,826	282,076	59.8
Salaries, wages and benefits	187,756	129,892	44.5	342,852	257,030	33.4
Aircraft rent	41,745	52,566	(20.6)	91,936	109,636	(16.1)
Landing fees and other rents	58,602	45,592	28.5	108,232	86,040	25.8
Depreciation and amortization	45,618	35,331	29.1	84,991	66,840	27.2
Maintenance, materials and repairs	31,653	28,985	9.2	61,363	55,297	11.0
Distribution	34,997	29,835	17.3	65,628	55,607	18.0
Special charges	174	—	nm	89,342	4,776	nm
Loss on disposal of assets	4,644	1,493	nm	5,492	2,598	nm
Other operating	91,881	102,885	(10.7)	185,523	180,588	2.7
Total operating expenses	743,250	568,873	30.7	1,486,185	1,100,488	35.0

Operating income	108,521	131,312	(17.4)	69,724	189,654	(63.2)

Other (income) expense:
Interest expense	20,498	13,746	49.1	38,347	26,219	46.3
Capitalized interest	(2,296)	(3,342)	(31.3)	(4,548)	(6,922)	(34.3)
Interest income	(4,430)	(1,828)	142.3	(8,496)	(3,141)	170.5
Other expense	188	104	nm	321	107	nm
Special charges, non-operating	79,412	—	nm	88,613	—	nm
Total other (income) expense	93,372	8,680	975.7	114,237	16,263	602.4

Income (loss) before income taxes	15,149	122,632	(87.6)	(44,513)	173,391	(125.7)
Provision (benefit) for income taxes	3,895	45,391	(91.4)	(10,845)	64,889	(116.7)

Net income (loss)	$11,254	$77,241	(85.4)	$(33,668)	$108,502	(131.0)
Basic earnings (loss) per share	$0.16	$1.11	(85.6)	$(0.49)	$1.56	(131.4)
Diluted earnings (loss) per share	$0.16	$1.11	(85.6)	$(0.49)	$1.56	(131.4)

Weighted average shares, basic	68,251	69,370	(1.6)	68,237	69,359	(1.6)
Weighted average shares, diluted	68,310	69,561	(1.8)	68,237	69,576	(1.9)

SPIRIT AIRLINES, INC.
Condensed Statements of Comprehensive Income (Loss)
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$11,254	$77,241	$(33,668)	$108,502
Unrealized gain (loss) on short-term investment securities, net of deferred taxes of $33, ($6), $26 and ($14)	101	(11)	78	(24)
Interest rate derivative loss reclassified into earnings, net of taxes of $18, $31, $39 and $62	61	53	120	107
Other comprehensive income	$162	$42	$198	$83
Comprehensive income (loss)	$11,416	$77,283	$(33,470)	$108,585

SPIRIT AIRLINES, INC.
Condensed Balance Sheets
(unaudited, in thousands)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$812,362	$800,849
Short-term investment securities	101,714	100,937
Accounts receivable, net	58,547	49,323
Aircraft maintenance deposits, net	107,252	175,615
Income tax receivable	70,672	69,844
Prepaid expenses and other current assets	79,788	85,542
Total current assets	1,230,335	1,282,110

Property and equipment:
Flight equipment	2,911,378	2,291,110
Ground property and equipment	168,039	155,166
Less accumulated depreciation	(261,314)	(207,808)
	2,818,103	2,238,468
Deposits on flight equipment purchase contracts	240,224	253,687
Long-term aircraft maintenance deposits	141,183	150,617
Deferred heavy maintenance, net	172,799	99,915
Other long-term assets	79,081	121,003
Total assets	$4,681,725	$4,145,800

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$50,310	$22,822
Air traffic liability	357,645	263,711
Current maturities of long-term debt and capital leases	145,865	115,430
Other current liabilities	346,407	262,370
Total current liabilities	900,227	664,333

Long-term debt, less current maturities	1,731,766	1,387,498
Deferred income taxes	295,601	308,814
Deferred gains and other long-term liabilities	20,630	22,581
Shareholders’ equity:
Common stock	7	7
Additional paid-in-capital	365,536	360,153
Treasury stock, at cost	(66,840)	(65,854)
Retained earnings	1,436,064	1,469,732
Accumulated other comprehensive income (loss)	(1,266)	(1,464)
Total shareholders’ equity	1,733,501	1,762,574
Total liabilities and shareholders’ equity	$4,681,725	$4,145,800

SPIRIT AIRLINES, INC.
Condensed Statement of Cash Flows (unaudited, in thousands)

	Six Months Ended June 30,
	2018	2017
Operating activities:
Net income (loss)	$(33,668)	$108,502
Adjustments to reconcile net income (loss) to net cash provided by operations:
Losses reclassified from other comprehensive income	159	167
Stock-based compensation	5,381	4,671
Allowance for doubtful accounts (recoveries)	(12)	(51)
Amortization of deferred gains and losses and debt issuance costs	4,552	4,761
Depreciation and amortization	84,991	66,840
Deferred income tax expense (benefit)	(17,604)	64,789
Loss on disposal of assets	5,492	2,598
Lease termination costs	—	4,776
Special charges, non-operating	88,613	—

Changes in operating assets and liabilities:
Accounts receivable	(9,212)	(6,808)
Aircraft maintenance deposits, net	11,222	(17,940)
Prepaid income taxes	—	(1,598)
Long-term deposits and other assets	3,003	(17,507)
Deferred heavy maintenance	(94,267)	(28,191)
Income tax receivable	(828)	—
Accounts payable	25,413	16,387
Air traffic liability	93,936	108,574
Other liabilities	83,809	13,518
Other	8	239
Net cash provided by operating activities	250,988	323,727
Investing activities:
Purchase of available-for-sale investment securities	(73,687)	(68,459)
Proceeds from the maturity of available-for-sale investment securities	72,964	67,857
Proceeds from sale of property and equipment	9,500	—
Pre-delivery deposits for flight equipment, net of refunds	(92,205)	(79,357)
Capitalized interest	(4,178)	(6,375)
Purchase of property and equipment	(323,229)	(269,519)
Net cash used in investing activities	(410,835)	(355,853)
Financing activities:
Proceeds from issuance of long-term debt	440,340	255,827
Proceeds from stock options exercised	2	29
Payments on debt obligations	(60,649)	(49,980)
Payments on capital lease obligations	(205,403)	(119)
Repurchase of common stock	(986)	(1,217)
Debt issuance costs	(1,944)	(4,164)
Net cash provided by financing activities	171,360	200,376
Net (decrease) increase in cash and cash equivalents	11,513	168,250
Cash and cash equivalents at beginning of period	800,849	700,900
Cash and cash equivalents at end of period	$812,362	$869,150
Supplemental disclosures
Cash payments for:
Interest, net of capitalized interest	$16,769	$16,869
Income taxes paid, net of refunds	$3,270	$4,340
Non-cash transactions:
Capital expenditures funded by capital lease borrowings	$(315)	$(1,370)

Certain prior period amounts have been reclassified to conform to the current year's presentation.

SPIRIT AIRLINES, INC.
Selected Operating Statistics (unaudited)

	Three Months Ended June 30,
Operating Statistics	2018	2017	Change
Available seat miles (ASMs) (thousands)	9,515,842	7,294,578	30.5%
Revenue passenger miles (RPMs) (thousands)	7,961,128	6,219,638	28.0%
Load factor (%)	83.7	85.3	(1.6	) pts
Passenger flight segments (thousands)	7,554	6,206	21.7%
Block hours	136,357	109,296	24.8%
Departures	49,404	41,563	18.9%
Total operating revenue per ASM (TRASM) (cents)	8.95	9.60	(6.8)%
Average yield (cents)	10.70	11.26	(5.0)%
Fare revenue per passenger flight segment ($)	58.19	59.85	(2.8)%
Non-ticket revenue per passenger flight segment ($)	54.57	52.97	3.0%
Total revenue per passenger flight segment ($)	112.76	112.82	(0.1)%
CASM (cents)	7.81	7.80	0.1%
Adjusted CASM (cents) (1)	7.76	7.78	(0.3)%
Adjusted CASM ex-fuel (cents) (2)	5.17	5.83	(11.3)%
Fuel gallons consumed (thousands)	106,144	85,533	24.1%
Average economic fuel cost per gallon ($)	2.32	1.66	39.8%
Aircraft at end of period	119	104	14.4%
Average daily aircraft utilization (hours)	12.6	11.7	7.7%
Average stage length (miles)	1,051	982	7.0%

	Six Months Ended June 30,
Operating Statistics	2018	2017	Change
Available seat miles (ASMs) (thousands)	17,924,606	14,170,478	26.5%
Revenue passenger miles (RPMs) (thousands)	14,774,647	11,833,060	24.9%
Load factor (%)	82.4	83.5	(1.1	) pts
Passenger flight segments (thousands)	14,092	11,775	19.7%
Block hours	259,310	213,332	21.6%
Departures	94,386	80,893	16.7%
Total operating revenue per ASM (TRASM) (cents)	8.68	9.10	(4.6)%
Average yield (cents)	10.53	10.90	(3.4)%
Fare revenue per passenger flight segment ($)	55.51	56.94	(2.5)%
Non-ticket revenue per passenger flight segment ($)	54.90	52.63	4.3%
Total revenue per passenger flight segment ($)	110.41	109.57	0.8%
CASM (cents)	8.29	7.77	6.7%
Adjusted CASM (cents) (1)	7.76	7.71	0.6%
Adjusted CASM ex-fuel (cents) (2)	5.25	5.72	(8.2)%
Fuel gallons consumed (thousands)	201,147	164,597	22.2%
Average economic fuel cost per gallon ($)	2.24	1.71	31.0%
Average daily aircraft utilization (hours)	12.3	11.8	4.2%
Average stage length (miles)	1,038	983	5.6%

(1)	Excludes special items.

(2)	Excludes economic fuel expense and special items.

The Company is providing a reconciliation of GAAP financial information to non-GAAP financial information as it believes that non-GAAP financial measures provide management and investors the ability to measure the performance of the Company on a consistent basis. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company's operating performance excluding unrealized gains and losses or special items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.
Calculation of Total Non-Ticket Revenue per Passenger Segment
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per segment data)	2018	2017	2018	2017
Operating revenues
Fare	$439,549	$371,443	$782,244	$670,478
Non-fare	396,801	309,437	743,247	582,689
Total passenger revenues	836,350	680,880	1,525,491	1,253,167
Other revenues	15,421	19,305	30,418	36,975
Total operating revenues	$851,771	$700,185	$1,555,909	$1,290,142

Non-ticket revenues (1)	$412,222	$328,742	$773,665	$619,664

Passenger segments	7,554	6,206	14,092	11,775

Non-ticket revenue per passenger segment ($)	$54.57	$52.97	$54.90	$52.63

(1)	Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2018	2017	2018	2017
Operating special items include the following:
Loss on disposal of assets	4,644	1,493	5,492	2,598
Operating special charges (1)	174	—	89,342	4,776
Total operating special items	$4,818	$1,493	$94,834	$7,374
Non-operating special items include the following:
Non-operating special charges (2)	79,412	—	88,613	$—
Total non-operating special items	$79,412	$—	$88,613	$—

Total special items	$84,230	$1,493	$183,447	$7,374

(1)
Operating special charges for 2018 include amounts primarily due to a one-time ratification incentive recognized in connection with a new pilot agreement approved in the first quarter 2018.  Operating special charges for 2017 are related to engine lease termination costs.

(2)
Non-operating special charges in 2018 are related to the purchase of 14 A319 aircraft, previously operated by the Company under operating leases. Upon execution of the purchase agreement, the lease agreements associated with these aircraft were classified as capital leases on the balance sheet at lower of cost or fair value.  The difference between the resulting capital lease obligation and the purchase price was accreted as interest expense in special charges, non-operating in the statement of operations, through the closing of each individual purchase.  All the transactions were completed prior to June 30, 2018.

Reconciliation of Adjusted Operating Expense to GAAP Operating Expense
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except CASM data in cents)	2018	2017	2018	2017
Total operating expenses, as reported	$743,250	$568,873	$1,486,185	$1,100,488
Less operating special items	4,818	1,493	94,834	7,374
Adjusted operating expenses, non-GAAP (1)	738,432	567,380	1,391,351	1,093,114
Less: Economic fuel expense	246,180	142,294	450,826	282,076
Adjusted operating expenses excluding fuel, non-GAAP (2)	$492,252	$425,086	$940,525	$811,038

Available seat miles	9,515,842	7,294,578	17,924,606	14,170,478

CASM (cents)	7.81	7.80	8.29	7.77
Adjusted CASM (cents) (1)	7.76	7.78	7.76	7.71
Adjusted CASM ex-fuel (cents) (2)	5.17	5.83	5.25	5.72

(1)	Excludes operating special items.

(2)	Excludes operating special items and economic fuel expense.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2018	2017	2018	2017
Net income (loss), as reported	$11,254	$77,241	$(33,668)	$108,502
Add: Provision (benefit) for income taxes	3,895	45,391	(10,845)	64,889
Income (loss) before income taxes, as reported	15,149	122,632	(44,513)	173,391
Pre-tax margin	1.8%	17.5%	(2.9)%	13.4%
Add special items (1)	$84,230	$1,493	$183,447	$7,374
Adjusted income before income taxes, non-GAAP (2)	99,379	124,125	138,934	180,765
Adjusted pre-tax margin, non-GAAP (2)	11.7%	17.7%	8.9%	14.0%
Add: Total other (income) expense (3)	13,960	8,680	25,624	16,263
Adjusted operating income, non-GAAP (4)	113,339	132,805	164,558	197,028
Adjusted operating margin, non-GAAP (4)	13.3%	19.0%	10.6%	15.3%

Provision for income taxes	23,645	45,939	33,257	$67,696
Adjusted net income, non-GAAP (2)	$75,734	$78,186	$105,677	$113,069

Weighted average shares, diluted	68,310	69,561	68,237	69,576

Adjusted net income per share, diluted (2)	$1.11	$1.12	$1.55	$1.63

Total operating revenues	$851,771	$700,185	$1,555,909	$1,290,142

(1)	See "Special Items" for more details.

(2)	Excludes operating and non-operating special items.

(3)	Excludes non-operating special items.

(4)	Excludes operating special items.

The Company tracks a non-GAAP calculation of Return on Invested Capital ("ROIC"), as a way of measuring our efficiency in delivering returns and in allocating capital. We calculate ROIC as Adjusted Operating Income (non-GAAP), divided by Total Invested Capital (non-GAAP), on a pre-tax and after-tax basis, expressed as a percentage.
Because a substantial portion of our aircraft fleet is held under operating leases, which do not appear on the balance sheet, a GAAP-based calculation of our total capital deployed may be considered understated (which would have the effect of overstating ROIC, if calculated solely using GAAP line items). Accordingly, we adjust our total capital, the denominator of the ROIC measurement, by capitalizing operating leases at a multiple of seven times our aircraft rent expense, a measure used commonly in the airline industry and by analysts.
To calculate Adjusted Operating Income (non-GAAP), we add back aircraft rent to GAAP operating income, consistent with the adjustment to total capital discussed above. In order to remove the effects of non-recurring gains and losses that may affect GAAP operating income, we also exclude special items from Adjusted Operating Income (non-GAAP). We present Adjusted Operating Income (non-GAAP) on a pre-tax basis and present Adjusted Operating Income (non-GAAP) on an after-tax basis, using our effective tax rate for the period.

Calculation of Return on Invested Capital, non-GAAP
(unaudited)

Twelve Months Ended
(in thousands)	June 30, 2018
Operating income, as reported	$264,895
Add operating special items (1)	100,171
Adjustment for aircraft rent	192,237
Adjusted operating income, non-GAAP	557,303
Tax (31.2%)	173,879
Adjusted operating income, after-tax, non-GAAP	$383,424
Invested capital:
Adjusted total debt	$1,877,631
Book equity	1,733,501
Less: Unrestricted cash, cash equivalents & short-term investments	914,076
Add: Capitalized aircraft operating leases (7x Aircraft Rent)	1,345,659
Total invested capital, non-GAAP	$4,042,715

Return on invested capital (ROIC), pre-tax, non-GAAP	13.8%
Return on invested capital (ROIC), after-tax, non-GAAP	9.5%

(1)	See "Special Items" for more details.

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